ELLENOFF GROSSMAN & SCHOLE LLP

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June 3, 2013

Elephant Talk Communications Corp.

9705 N. Broadway Ext.  Ste 200, 2nd Floor

Oklahoma City, OK  73114

Re: Registration Statement on Form S-3 (File No. 333-181738)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 12, 2012 (the “Base Prospectus”) and the prospectus supplement dated June 3, 2013 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Elephant Talk Communications Corp., (the “Company”) of (i)14,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and (ii) warrants to purchase up to an aggregate of 6,300,000 shares of Common Stock (the “Warrants”). The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner set forth in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law and New York laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise or exchange of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

June 3, 2013

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP